UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 6, 2004

HYPERTENSION DIAGNOSTICS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 Waters Road, Suite 108 Eagan, Minnesota		55121

(Address of principal executive offices)		(Zip Code)

                        Registrant’s telephone number, including area code: 651-687-9999

TABLE OF CONTENTS

Item 5. Other Events and Required FD Disclosure.
Item 7. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-99.1 Press Release Issued By HDI, dated August 18, 2004

Items 1 through 4, 6, and 8 through 12 are not applicable and therefore omitted.

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

Hypertension Diagnostics Inc. (“HDI” or “we”) disclosed that on August 28, 2003, we completed a private placement of common stock (“Common Stock”), Series A Preferred Stock (“Series A Preferred Stock”) and warrants which entitle the holders thereof to acquire shares of our Common Stock and Preferred Stock.

We also disclosed in prior filings that we extended the exercise date and reduced the exercise prices of certain warrants in consideration for the exercise of a minimum amount of warrants and the execution of a Lock-Up Agreement, among other things.

On August 6, 2004, certain warrant holders from our August Placement elected to exercise their warrants to receive the benefits of the extended exercise period and the lowered warrant exercise prices for our Common Stock and Series A Preferred Stock. In connection with such exercise, we issued 2,223,630 shares of our common stock (“Common Stock”) at a per share price of $0.17 and 139,824 shares of our Series A Preferred Stock (“Preferred Stock”) at a per share price of $2.04, resulting in proceeds to HDI of $663,258.

Jay N. Cohn, M.D., Steven B. Gerber, M.D., Larry Leitner, Mark N. Schwartz and Alan Stern, who constitute five (5) of our seven (7) members of our board of directors, were among those who elected to exercise their warrants. Their purchases accounted for $267,690 of our gross proceeds.

The Common Stock and Series A Preferred Stock issued pursuant to this warrant exercise are subject to certain one-time registration rights .

Net proceeds from the warrant exercises will be used primarily for working capital purposes and to expand HDI’s sales and marketing efforts of its CardioVascular Profiling Systems, HDI’s medical device that helps doctors save lives through early detection of cardiovascular disease. The CVProfilor measures the elasticity of small and large arteries, a key indicator of vascular health. It provides valuable clinical information to enable physicians to provide individualized therapy to arrest the progression of cardiovascular disease.

HDI issued a press release on August 18, 2004 announcing the issuance of Common Stock and Series A Preferred Stock as described above, for gross proceeds to HDI of $663,258.

A copy of the press release dated August 18, 2004 is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)    Exhibits.

The following is filed as an exhibit to this Report:

Exhibit No.	Description of Exhibit
99.1	Press Release issued by HDI, dated August 18, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC.
By /s/ James S. Murphy
Its Senior Vice President, Finance and
Dated: August 18, 2004	Administration and Chief Financial Officer